January 29, 1996

  SMITH'S FOOD & DRUG CENTERS, INC. ANNOUNCES MERGER AGREEMENT WITH SMITTY'S SUPERMARKETS, INC., SELF TENDER OFFER TO PURCHASE 50% OF ITS
             COMMON STOCK AND FINANCIAL RESULTS FOR 1995


     (Salt Lake City, UT) --  Smith's Food & Drug Centers, Inc.
(NYSE: SFD) made the following announcements today:

MERGER OF SMITTY'S SUPERMARKETS, INC.
     Smith's has entered into a definitive merger agreement with Smitty's Supermarkets, Inc. Smitty's, which operates 28 supermarkets in the Phoenix and Tucson areas, is controlled by The Yucaipa Companies, a private investment company. Smitty's sales totaled approximately $590 million in 1995. Under the merger agreement, Smith's will issue 3,038,888 shares of its Class B Common Stock in exchange for all of Smitty's outstanding common stock and it will assume or refinance approximately $148 million of Smitty's debt.

REPURCHASE OF STOCK
     Smith's also said it will commence a self tender offer to purchase 50% of its Class A and Class B Common Stock for $36 per share, excluding shares to be issued in connection with the Smitty's merger. Consummation of the tender offer will be subject to the tender of at least 50% of Smith's outstanding common stock, the receipt of financing and various other conditions. Consummation of the Smitty's merger will be conditioned on Smith's purchase of shares pursuant to the self tender offer, receipt of financing, regulatory approvals, approval by Smith's stockholders and various other conditions. Smith's has received commitment letters and highly confident letters from several financial institutions with respect to all of the financing necessary to consummate the Smitty's merger and the self tender offer.
     The tender offer is expected to commence around April 1, 1996 and be consummated around May 1, 1996. The Smitty's merger is expected to be consummated concurrently with the closing of the tender offer.
     Upon consummation of the Smitty's merger and the self tender offer, the Smith family will continue to be Smith's largest stockholder with approximately 24% of the outstanding common stock and over 40% of the vote. The Yucaipa Companies and its affiliates will own approximately 14% of Smith's outstanding common stock and the other Smitty's stockholders will own approximately 6%. The Yucaipa Companies will enter into a 10 year standstill agreement with Smith's.

MANAGEMENT CHANGES
     Upon consummation of the Smitty's merger and the self tender offer, Smith's will enter into a five year management services agreement with The Yucaipa Companies under which Yucaipa will provide various management services to Smith's. As part of that arrangement, Ronald W. Burkle, managing partner of The Yucaipa Companies, will be appointed as Chief Executive Officer of Smith's upon consummation of the Smitty's merger and the self tender offer. In addition, at that time Smith's board of directors will be reconstituted to consist of two representatives of Yucaipa, two representatives of the Smith family, one senior member of management, and two independent directors.
     The Yucaipa Companies is a private investment company which in addition to Smitty's also controls Ralphs Grocery Company, the largest supermarket company in Southern California, operating stores under the Ralphs and Food 4 Less names, which also operates stores in Northern California under the Cala and Bell names and in the midwest under the Falley's and Food 4 Less names; and Dominick's Finer Foods, Inc., a leading Chicago area supermarket company, operating stores under the Dominick's and Omni names.
     In addition, Smith's announced that it has hired Allen R. Rowland as President and Chief Operating Officer of Smith's. Mr. Rowland spent 25 years at Albertson's Inc., holding various senior executive positions at that company.
     Jeffrey P. Smith, Chairman and CEO of Smith's, said: "I am very excited about the transactions we are announcing today. The Smitty's merger will significantly enhance the combined companies' position in the Arizona market. The self tender offer will give all of Smith's stockholders the opportunity to receive substantial cash proceeds while permitting them at the same time to participate in Smith's future growth. Additionally, our management arrangements with Yucaipa will permit Smith's to benefit from Yucaipa's extensive management experience in the supermarket industry. I am particularly pleased about our good fortune in hiring Rowland. He is one of the most accomplished senior executives in the supermarket industry and I believe Smith's will benefit greatly from his experience."
     Ron Burkle said: "We look forward to consummating this exciting merger. I have admired Jeff Smith and his company and we are delighted at the prospect of the combination of Smitty's and Smith's. I am committed to continuing the expansion of the combined company to benefit its shareholders, employees and customers."

FISCAL 1995 RESULTS
     Smith's sales for the year ended December 30, 1995 of $3.08 billion were up 3% over the $2.98 billion reported a year ago. Income before restructuring charges was $43.5 million compared to last year's $48.8 million, a decrease of 11%. Income per common share before restructuring charges decreased from $1.73 to $1.72, down 1% over last year. In January, the Company announced the sale and closure of its Southern California Region. Consequently, restructuring charges of $84 million ($3.34 per common share) after tax were recorded which resulted in a net loss of $40.5 million for 1995 compared to net income of $48.8 million last year. The pretax LIFO charge was $4.0 million for 1995 compared to $2.5 million last year. Sales in comparable stores decreased 3.4% for the year.

FOURTH QUARTER RESULTS
     Smith's sales for the fourth quarter ended December 30, 1995, totaled $798 million compared to $754 million for the same quarter last year, an increase of 6%. Income per common share before restructuring charges totaled $.55 compared to $.53 earned last year, an increase of 4%. Income before restructuring charges was $13.9 million compared to $14.2 million reported last year, a decrease of 2%. The pretax LIFO charge was $1.0 million for the fourth quarter compared to a credit of $1.25 million last year. Sales in comparable stores decreased 2.9% for the quarter.
     The weakness in sales can be attributed to a significant number of competitive store openings in most marketing areas, in addition to aggressive price competition in the Company's Southern California Region. Earnings were affected by the weakness in sales, putting pressure on expense ratios.

CLOSURE OF CALIFORNIA
     In January, the Company announced the sale and anticipated closure of its Southern California Region. Smith's has entered into agreements to sell or lease 18 stores to various supermarket companies. The remaining 16 stores will be closed in the near future and it is anticipated they will be sold or leased to other retail companies. A large distribution center located in Riverside, California was recently subleased to Ralphs Grocery Company. These 34 stores had sales of approximately $675 million for the year ended December 30, 1995. Restructuring charges of $84 million after tax were charged against earnings for the year ended December 30, 1995.
     The continuing recession in Southern California and a very difficult competitive environment made it impossible for Smith's to earn an adequate return on its investment there. Jeff Smith, Chairman and CEO, stated that "Company and shareholder interests would be better served by redeploying assets to further develop Smith's other profitable regions." Smith's has established profitable operating areas in Utah, Arizona, Nevada, New Mexico, Idaho, Wyoming and Texas.

EXPANSION PROGRAM
     During the year, the Company opened 15 combination food and drug centers in Phoenix, Gilbert, Glendale, Peoria, and two in Mesa, Arizona; Vista and Yucca Valley, California; Albuquerque, Gallup and Hobbs, New Mexico; Gardnerville, Elko and Las Vegas, Nevada; and Kimball Junction, Utah. Two smaller superstores were closed in Las Vegas.
     The Company also opened four retail warehouse stores in Las Vegas. These new "price-impact" stores operate under the PriceRite Grocery Warehouse name.

     Smith's is a leading regional supermarket chain operating 154 stores at the end of the year (including the 34 stores in California) in eight western states. Of these stores, 138 are large combination food and drug centers.

CONTACT: Robert D. Bolinder or Matthew G. Tezak both of Smith's Food
         & Drug Centers, Inc., (801) 974-1400
         Darius Anderson of Smitty's at (602) 801-1000

                  SMITH'S FOOD & DRUG CENTERS, INC.
             Condensed Consolidated Statements of Income
                             (Unaudited)
            (Amounts in thousands, except per share data)

                             13 Weeks Ended         52 Weeks Ended
                            Dec 30,   Dec 31,     Dec 30,   Dec 31,
                              1995      1994        1995      1994

Net sales                  $798,324  $753,891  $3,083,737 $2,981,359
Cost of goods sold          617,657   581,621   2,392,723  2,318,127
                            180,667   172,270     691,014    663,232
Expenses:
  Operating, selling and
    administrative          117,604   111,781     461,401    440,844
  Depreciation and
    amortization             26,253    23,385      98,947     88,592
  Interest                   15,194    14,305      60,478     53,715
  Restructuring charges     140,000               140,000
                            299,051   149,471     760,826    583,151
     INCOME (LOSS) BEFORE
             INCOME TAXES (118,384)    22,799    (69,812)     80,081
Income taxes               (48,300)     8,600    (29,300)     31,300

        NET INCOME (LOSS) $(70,084)  $ 14,199 $  (40,512) $   48,781

Per common share:
  Income before
    restructuring charges $    .55  $    .53   $     1.72 $     1.73
  Net income (loss)          (2.79)      .53        (1.62)      1.73
Average common
  shares outstanding         25,071    26,407      25,031     28,177

                  SMITH'S FOOD & DRUG CENTERS, INC.
                Condensed Consolidated Balance Sheets
                             (Unaudited)
                       (Amounts in thousands)

                                           Dec 30,        Dec 31,
                                            1995           1994
ASSETS
CURRENT ASSETS
  Cash                                 $   16,079      $   14,188
  Receivables                               23,802         25,596
  Inventories                              394,982        389,564
  Assets held for sale                     125,000
  Other current assets                      45,155         17,258
TOTAL CURRENT ASSETS                       605,018        446,606
PROPERTY AND EQUIPMENT
  Land                                     276,626        303,701
  Buildings                                610,049        619,056
  Leasehold improvements                    55,830         42,369
  Fixtures and equipment                   509,524        589,480
                                         1,452,029      1,554,606
  Less allowances                          390,933        364,741
                                         1,061,096      1,189,865
OTHER ASSETS                                20,066         16,996
                                        $1,686,180     $1,653,467

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Trade accounts payable               $  214,152      $  235,843
  Accrued taxes                             50,749         44,379
  Other accrued liabilities                 97,455         84,083
  Current maturities                        21,940         20,028
  Restructuring reserves                    58,000
TOTAL CURRENT LIABILITIES                  442,296        384,333
LONG-TERM DEBT                             725,253        699,882
RESTRUCTURING RESERVES                      40,000
DEFERRED INCOME TAXES                       58,600         89,500
REDEEMABLE PREFERRED STOCK                   3,311          4,410
COMMON STOCKHOLDERS' EQUITY                416,720        475,342
                                        $1,686,180     $1,653,467

                  SMITH'S FOOD & DRUG CENTERS, INC.
           Condensed Consolidated Statements of Cash Flows
                             (Unaudited)
                           (In thousands)

                                               52 Weeks    52 Weeks
                                                  Ended       Ended
                                                Dec 30,     Dec 31,
                                                   1995        1994
OPERATING ACTIVITIES:
  Net income (loss)                           $(40,512)   $ 48,781
  Adjustments to reconcile net income (loss)
    to net cash provided by operating
    activities:
      Depreciation and amortization            104,963      94,491
      Deferred income taxes                    (53,400)     10,500
      Restructuring charges                    140,000
      Other                                        568         635
                                               151,619     154,407
      Changes in operating assets and
        liabilities:
          Receivables                            1,794      (4,758)
          Inventories                           (5,418)    (11,625)
          Other current assets                  (5,397)     (1,324)
          Trade accounts payable               (21,691)     50,618
          Accrued taxes                          6,370       5,616
          Other accrued liabilities             13,372      10,616
CASH PROVIDED BY OPERATING ACTIVITIES          140,649     203,550
INVESTING ACTIVITIES:
  Additions to property and equipment         (149,035)   (146,676)
  Sale/leaseback arrangements and other
    property sales                               5,841      20,949
  Other                                         (3,070)     (1,649)
CASH USED IN INVESTING ACTIVITIES             (146,264)   (127,376)
FINANCING ACTIVITIES:
  Additions to long-term debt                   45,978      27,000
  Payments on long-term debt                   (18,686)    (33,594)
  Redemptions of Redeemable
    Preferred Stock                             (1,108)     (1,042)
  Purchases of Treasury Stock                   (9,039)   (109,239)
  Proceeds from sale of Treasury Stock           5,278       7,693
  Payment of dividends                         (14,917)    (14,725)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES  7,506    (123,907)
NET INCREASE (DECREASE) IN CASH                  1,891     (47,733)
Cash balance at beginning of year               14,188      61,921
CASH BALANCE AT END OF YEAR                   $ 16,079    $ 14,188